Exhibit 10.14

MARATHON PETROLEUM
EXCESS BENEFIT PLAN

Amended and Restated As Of
October 29, 2014

EXCESS BENEFIT PLAN
ARTICLE I.     Purpose
The Marathon Petroleum Excess Benefit Plan was initially established on February 5, 1976 as the Marathon Oil Company Excess Benefit Plan, and has been amended from time to time. Its stated purpose is to compensate employees for the loss of benefits that occur due to limitations placed by the Internal Revenue Code on benefits payable and contributions permitted under qualified retirement plans. These limitations include Code section 415, Code section 401(k), Code section 401(m), Code section 402(g), and Code section 401(a)(17).
On January 1, 1998, Marathon Oil Company and Ashland Petroleum Inc. entered into a joint venture, called Marathon Ashland Petroleum LLC (“MAPLLC”). As a result of the formation of the joint venture and the transfer of a significant number of Marathon employees to MAPLLC, on April 1, 1998 a portion of the Marathon Oil Company Retirement Plan was spun off to create the Marathon Ashland Petroleum LLC Retirement Plan (“Retirement Plan”). Consistent with that action and pursuant to the agreement of the parties, Excess Retirement Benefits and Excess Thrift Benefits under the Marathon Oil Company Excess Benefit Plan for employees who transferred to MAPLLC during the 1998 calendar year were spun-off to create the Marathon Ashland Petroleum LLC Excess Benefit Plan (the “MAPLLC Excess Benefit Plan”). Any elections in effect under the Marathon Oil Company Excess Benefit Plan (such as beneficiary designations or Group I employee elections, etc.) continued to apply under the MAPLLC Excess Benefit Plan, until and unless changed. The terms and conditions of this MAPLLC Excess Benefit Plan were substantially the same as the terms and conditions of the Marathon Oil Company Excess Benefit Plan.
Effective September 1, 2005, MAPLLC changed its name to Marathon Petroleum Company LLC (“MPC” or “the Company”). Therefore, “MAP” has been replaced with “MPC” throughout this document, and all references to MPC are one and the same with respect to previous references to MAP. The name change from MAP to MPC does not affect any benefits under this Plan.
Effective January 1, 2006, this Excess Benefit Plan was restated to incorporate prior amendments.
Effective January 1, 2009, this Excess Benefit Plan was restated and shall apply only to benefits that are not fully distributed as of such date, including both 409A Accruals and Grandfathered Accruals. With respect to the 409A Accruals, the Excess Benefit Plan, as amended and restated, is intended to conform to the requirements of Code section 409A, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Accruals, the Excess Benefit Plan, as amended and restated, does not represent a material enhancement of the benefits or rights available under the Excess Benefit Plan on October 3, 2004.

Effective July 1, 2011, this Excess Benefit Plan was restated primarily to provide for the allocation of liabilities between this Excess Benefit Plan and the corresponding excess benefit plan for employees of Marathon Oil Company in accordance with the Employee Matters Agreement and to provide the Select Group Members with a Final Average Pay adjustment for their Legacy Retirement Benefit which corresponds to the Final Average Pay adjustment made available under the Retirement Plan to other Members for their Legacy Retirement Benefit. October 1, 2010, Marathon Petroleum Company LLC changed its name to Marathon Petroleum Company LP and is reflected as such throughout this document. (References to “MPC” include MAPLLC, Marathon Petroleum Company LLC, and Marathon Petroleum Company LP).
Effective October 29, 2014, the Excess Benefit Plan was amended and restated, primarily to provide for an additional Excess Retirement Benefit, as set forth in Section 3.1(d) herein. This additional Excess Retirement Benefit is intended to address the decrease in the lump sum benefit that may occur as a result of age-related conversion factors used to calculate the lump sum Legacy Retirement Benefit, to provide a retention incentive for certain individuals whose continued service is deemed to be in the best interests of the Company, as determined by the Compensation Committee of the Marathon Petroleum Corporation Board of Directors.
This Excess Benefit Plan sets forth the terms and conditions under which benefits designed to compensate Employees for the aforementioned losses of benefits shall be accrued and paid by the applicable Employer. Capitalized terms, unless otherwise specified, are defined under the Retirement Plan, the Thrift Plan, and the Employee Matters Agreement. In addition, for purposes of this Article I and the remainder of this Excess Benefit Plan, the following definitions apply:
“409A Accruals” means those benefits that were accrued after or became vested after 2004, as adjusted for interest or changes in present value, as applicable. Such amounts shall be determined in accordance with Code section 409A.
“Code” means the Internal Revenue Code.
“Code section 409A” means section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.
“Company” means Marathon Petroleum Company LP.
“Distribution Agreement” means the Separation and Distribution Agreement dated as of May 25, 2011 among Marathon Oil Corporation, Marathon Oil Company and Marathon Petroleum Corporation.
“Distribution Date” means June 30, 2011.
“Employee” means any individual employed by an Employer.
“Employee Matters Agreement” means the agreement respecting certain employee matters dated as of May 25, 2011 between Marathon Oil Corporation and Marathon Petroleum Corporation.

“Employer” includes the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by the Employer in accordance with Code section 409A in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.” In addition, the term “Employer” shall also include any entity that previously met the requirements of an “Employer” as set forth herein that continues to employ a Participant to the extent so designated by the Plan Administrator.
“Excess Benefit Plan” means the Marathon Petroleum Excess Benefit Plan.
“Grandfathered Accruals” means those benefits that are exempt from Code section 409A because they were accrued and vested before January 1, 2005, as adjusted for interest or changes in present value, as applicable. Such amounts shall be determined in accordance with Code section 409A.
“Legacy Retirement Benefit” as defined in the Retirement Plan, means the Member’s retirement benefit (if any) determined under Article 6 of the Retirement Plan without taking into account any Plan Participation Service after December 31, 2009.
“Retirement Plan” means the Refining, Marketing and Transportation Sub-Plan of the Marathon Petroleum Retirement Plan.
“Select Group Member” means a Member of the Retirement Plan who, on August 17, 2009, either was a supervisor in Grade 14 or above or had a base pay of $190,000 (specifically excluding bonus) or higher.
“Separation from Service” shall have the same meaning as set forth under Code section 409A with respect to an Employer.
“Specified Employee” shall have the meaning as set forth under Code section 409A and as determined by the Employer in accordance with its established policy.
“Thrift Plan” means the Marathon Petroleum Thrift Plan.
ARTICLE II. Eligibility

2.1	Eligibility for Benefits
The following individuals are eligible to accrue Excess Benefit Plan benefits:
(a)    (1) Every individual who qualifies for a benefit under the terms of the Retirement Plan and (i) whose benefit as determined under the Retirement Plan is reduced due to salary deferrals under the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer or by either Code section 415 or the annual compensation limit as set forth under Code section 401(a)(17) (collectively, the “Defined Benefit Limits”), or (ii) would accrue a Special Excess Bonus Recognition benefit as set forth in section 3.1(b) hereof and is designated by the Plan Administrator and (2) each Select Group Member whose

Legacy Retirement Benefit under the Retirement Plan is determined without taking into account his or her changes in Final Average Pay after December 31, 2009.
(b)     Every individual who participates in the Thrift Plan and who (i) has potential contributions to the Thrift Plan limited by Code Requirements (as defined below) to a point which precludes the individual’s receipt of the maximum matching Company Contributions provided under Article VI of the Thrift Plan; (ii) is limited by Code Requirements to making contributions to the Thrift Plan at a percentage that is less than their elected contribution percentage; and (iii) continues to make After-Tax and Pre-Tax Contributions to the Thrift Plan at the maximum rate as limited by Code requirements. As used in this Excess Benefit Plan, the term “Code Requirements” includes, and is limited to, the following requirements:

(1)	Code section 415;

(2)	Code section 401(k) (Actual Deferral Percentage test) and Code section 401(m) (Actual Contribution Percentage test);

(3)	The Code section 402(g) annual dollar limitation on MSP Contributions; or

(4)	The annual compensation limit as set forth under Code section 401(a)(17).
Every individual who is eligible to receive benefits under this Excess Benefit Plan by reason of his or her active employment with an Employer shall be known as a Participant. Every individual who becomes eligible to receive benefits under this Excess Benefit Plan in the event of the death of a Participant shall be known as a Beneficiary. The Beneficiary of a Participant under this Excess Benefit Plan shall be such Beneficiary as may be provided under Section 3.3(b).

2.2	No Duplication of Benefits
Any individual who is eligible under the terms of the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer shall receive excess Thrift accruals under that plan. No Participant shall receive duplicate benefits under the Thrift Plan, Excess Benefit Plan, or Deferred Compensation Plan.
2.3     Allocation of Liabilities under the Employee Matters Agreement
(a)    Immediately following the Distribution Date this Excess Benefit Plan pursuant to the Employee Matters Agreement shall assume the Liabilities of the Marathon Oil Company Excess Benefit Plan representing any benefits accrued by individuals (1) who are either MPC Employees or Delayed Transfer Employees who move from the MRO Group to the MPC Group and (2) who have accrued benefits under the Marathon Oil Company Excess Benefit Plan.

(b)    Immediately following the Distribution Date this Excess Benefit Plan pursuant to the Employee Matters Agreement shall no longer have any Liabilities representing benefits accrued under this Excess Benefit Plan by individuals (1) who are MRO Employees or Delayed Transfer Employees who move from the MPC Group to the MRO Group and (2) who have accrued benefits under this Excess Benefit Plan, and the MRO Employees and Transfer Employees described in this Section 2.3(b) shall after the Distribution Date look exclusively to the Marathon Oil Company Excess Benefit Plan for the payment of such accrued benefits.
ARTICLE III. Excess Retirement and Thrift Benefits

3.1	Amount of Excess Retirement Benefit
The amount of a Participant’s benefit under this Section 3.1 (the “Excess Retirement Benefit”), and as specified in Appendix I, shall be determined as of the Participant’s Separation from Service, as follows:
(a)    The amount of Excess Retirement Benefit which a Participant or Beneficiary (as defined in Section 3.3(b)) is entitled to receive shall be equal to the excess of (1) over (2) below:
(1)     The amount of benefit which such Participant or Beneficiary would be entitled to receive under the Retirement Plan if such benefit were computed without giving effect to the Defined Benefit Limitations and including elected deferred compensation contributions as permitted under the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer; less

(2)     The amount of benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan.

(b)     The following individuals shall be entitled to an additional Excess Retirement Benefit equal to the difference between (1) and (2) below (“Special Excess Bonus Recognition”): (i) Eligible Grandfather Employees and (ii) any Grade 19 and above Employee of Marathon Petroleum Company LP and its subsidiaries, who is recommended by the Senior Vice President of Human Resources of Marathon Petroleum Corporation and approved by the President and CEO of Marathon Petroleum Corporation.
(1)     An amount calculated under the Retirement Plan benefit formula, without regard to any Code mandated limitations (including, but not limited to, the Defined Benefit Limits) and including elected deferred compensation contributions as permitted under the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer, and substituting the following Final Average Pay (FAP) definition for the definition of “Final Average Pay” contained in the Retirement Plan:

Final Average Pay shall be the highest pay, excluding bonuses, of a member for any consecutive 36-month period during the ten years of employment immediately prior to January 1, 2013, plus the highest three bonuses paid out during the same ten years (not necessarily consecutive), divided by 36.
(2)    An amount as normally determined under the Retirement Plan, plus any retirement benefit otherwise payable under the Excess Benefit Plan (i.e., exclusive of any benefits attributable to the calculation in Section 3.1(b)(1) above).

For purposes of the calculations in (1) and (2) of this Section 3.1(b) “Eligible Grandfather Employee” means any MPC employee eligible for Special Excess Bonus Recognition under Article III, Section A of this Plan prior to October 1, 2006. However, an individual’s Eligible Grandfather Employee status shall permanently cease upon termination, retirement, or death as an employee.
(c)     If a Participant is a Select Group Member or a Beneficiary (as defined in Section 3.3(b)) is the Beneficiary of a Select Group Member, he or she shall be entitled to an additional Excess Retirement Benefit equal to the excess of (1) over (2) below:
(1)    The amount of the benefit which such Participant or Beneficiary would have been entitled to receive under the Retirement Plan as a Legacy Retirement Benefit if any changes in the Select Group Member’s Final Average Pay after December 31, 2009, through December 31, 2012, had been taken into account under Section 4.02(c) of the Retirement Plan in computing his or her Legacy Retirement Benefit; less
(2)    The amount of the benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan as a Legacy Retirement Benefit.
(d)     If a Participant (i) is appointed an Officer of Marathon Petroleum Corporation by the Marathon Petroleum Corporation Board of Directors, (ii) is approved to be eligible to receive the additional Excess Retirement Benefit, as determined in this Section 3.1(d)(1) and (2) below, by the Marathon Petroleum Corporation Board of Directors Compensation Committee, (iii) retires or dies on or after age 62 as an active employee, and (iv) at the time of such retirement or death, such Participant is eligible for a Legacy Retirement Benefit under the terms of the Retirement Plan and the Excess Benefit Plan, he or she shall be entitled to an additional Excess Retirement Benefit, as follows:

(1)    In the event the lump sum interest rate at age 62 is less than or equal to the lump sum interest rate at retirement or death, the lump sum Legacy Retirement Benefit will be supplemented in an amount equal to the difference between (a.) and (b.), below:
a.The lump sum Legacy Retirement Benefit calculated using the age 62 lump sum conversion factor based on the applicable lump sum interest rate in effect at retirement or death under the terms of the Retirement Plan and the Excess Benefit Plan; and
b.The lump sum Legacy Retirement Benefit calculated using the lump sum conversion factor for the actual age of retirement or death based on the lump sum interest rate in effect at retirement or death under the terms of the Retirement Plan and the Excess Benefit Plan.
(2)    In the event the lump sum interest rate at age 62 is greater than the lump sum interest rate at retirement or death, the lump sum Legacy Retirement Benefit will be supplemented in an amount equal to the difference between (a.) and (b.), below:
a.The lump sum Legacy Retirement Benefit calculated using the lump sum interest rate and lump sum conversion factor in effect at age 62 under the terms of the Retirement Plan and the Excess Benefit Plan, and
b.The lump sum Legacy Retirement Benefit calculated using the lump sum interest rate and lump sum conversion factor in effect at retirement or death under the terms of the Retirement Plan and the Excess Benefit Plan.
Refer to Appendix II for examples of benefit calculations, as described in this Section 3.1(d).

3.2	Amount of Excess Thrift Benefit
The amount of the benefit under this Section 3.2 (the “Excess Thrift Benefit”) which a Participant or Beneficiary is entitled to receive shall be equal to the excess of (a) over (b) below for each calendar year accumulated with interest to date of payment at the “Stable Value Fund” rate provided under Article VIII of the Thrift Plan:
(a)    The amount of Company Contributions under Article VI of the Thrift Plan that would have been credited to the Participant’s Thrift Plan account if the Code Requirements were not given effect for such year and using the Participant’s rate of contributions at the time the limitation becomes effective as determined by the Plan Administrator; less
(b)    The amount of Company Contributions actually credited to the Participant’s Thrift Plan account for such year.

3.3	Payment of Excess Benefit
A Participant shall be entitled to a cash distribution of the Participant’s Excess Retirement Benefit and Excess Thrift Benefit, as applicable (collectively, the “Excess Benefit”), as provided in this Section 3.3.
(a)    Except as otherwise provided in this Section 3.3, a Participant’s Excess Benefit shall be paid in a lump sum within 90 days of Separation from Service for any reason other than death.
(b)     In the event of the death of a Participant, the Participant’s Excess Benefit shall be paid to the Participant’s applicable Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 3.3(a) (or, in the event of a Separation from Service of a Specified Employee (as defined below) not on account of death, the 90-day period described in Section 3.3(c)). The Participant’s “Beneficiary” shall be: (i) with respect to the Participant’s Excess Retirement Benefit, the Beneficiary will be his or her Eligible Surviving Spouse or estate (if no Eligible Surviving Spouse); and (ii) with respect to the Participant’s Excess Thrift Benefit, the Participant’s Beneficiary will be the beneficiary or beneficiaries designated under the Thrift Plan. In any event, if there is no valid Beneficiary under the terms of this Excess Benefit Plan, the Excess Benefit will be paid to the person or persons comprising the first surviving class of the eligible classes as set forth: (1)    the Participant’s spouse; (2) the Participant’s natural born and legally adopted children; (3) the Participant’s surviving parents; (4) the Participant’s surviving brothers and sisters; and (5) the executor or administrator of the Participant’s estate.
(c)     Distribution of the Excess Benefit of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Accruals) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 3.3(b). Payment of a Specified Employee’s Grandfathered Accruals shall be made in accordance with Section 3.3(a).
(d)     A Participant must be vested under the Retirement Plan in order for an Excess Retirement Benefit to be payable. The amount of any lump sum payment hereunder shall be determined by using the same factors and assumptions which would be used by the Retirement Plan for such Participant or Beneficiary at the Participant’s Separation from Service. The balance of any Excess Retirement Benefit not paid at the Participant’s Separation from Service shall accrue interest beginning at the Participant’s Separation from Service at a rate used under the

Retirement Plan to determine the actuarial equivalent lump sum of a life only monthly annuity.
(e)     A Participant must be fully vested under the Thrift Plan in order for an Excess Thrift Benefit to be payable. The balance of any Excess Thrift Benefit not paid at the Participant’s Separation from Service shall accrue interest at the “Stable Value Fund” rate provided under Article VIII of the Thrift Plan until the entire balance has been paid. If the “Stable Value Fund” rate becomes unavailable for any reason, whether for purposes of this Section 3.3(e) or for purposes of Section 3.2, the Company shall, at its sole discretion, substitute a similar interest rate which will be applicable for time periods thereafter.
(f)    Distributions of 409A Accruals prior to January 1, 2009 were made under reasonable good faith interpretations of Code section 409A and transition guidance provided thereunder. Notwithstanding any contrary provisions of this Section 3.3, to the extent the Plan Administrator permitted a Participant to submit an election to receive payment in a form of distribution other than a lump sum and such payment commenced prior to 2009, the distribution of such Participant’s Excess Benefit after 2008 shall be governed by procedures established by the Plan Administrator.
ARTICLE IV. Funding
Benefits under this Excess Benefit Plan shall be paid from the general assets of the applicable Employer. This Excess Benefit Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in sections 201(2), 301(3), and 401(a)(1) of ERISA, and is not intended to meet the qualification requirements of section 401 of the Code. Any assets set aside by the Employer for the purpose of paying benefits under this Excess Benefit Plan shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Employer. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Excess Benefit Plan may be made. Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Excess Benefit Plan and is only used for convenience when describing the deferral activities of this Excess Benefit Plan.
ARTICLE V. Plan Administration
5.1    General Duty
The Company has delegated its administrative authority hereunder to the Plan Administrator of the Retirement Plan or its successor (the “Plan Administrator.”) It shall be the principal duty of the Plan Administrator to determine that the provisions of the Excess Benefit Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Excess Benefit Plan.

5.2    Plan Administrator’s General Powers, Rights and Duties
The Plan Administrator shall have full power to administer this Excess Benefit Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator is, as respects the rights and obligations of all parties with an interest in this Excess Benefit Plan, given the powers, rights and duties specifically stated elsewhere in this Excess Benefit Plan, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:
(a)    to determine all questions arising under this Excess Benefit Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under this Excess Benefit Plan, to interpret the Excess Benefit Plan, and to remedy ambiguities, inconsistencies or omissions;
(b)    to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the Excess Benefit Plan and as are consistent with this Excess Benefit Plan;
(c)    to direct payments or distributions from this Excess Benefit Plan in accordance with the provisions of this Excess Benefit Plan;
(d)     to develop such information as may be required by it for tax or other purposes as respects this Excess Benefit Plan; and
(e)    to employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers as the Plan Administrator may consider necessary or advisable to properly carry out the administration of this Excess Benefit Plan.
The Plan Administrator’s decision in any matter involving the interpretation and application of this Excess Benefit Plan shall be final and binding. In the event the Plan Administrator would have to decide any issue under this Excess Benefit Plan which could affect the form or timing of the payment of deferred compensation under this Excess Benefit Plan, then the Company shall make that decision.
5.3    Indemnification of Administrator
The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Plan Administrator against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with this Excess Benefit Plan, if such act or omission is or was in good faith. This Section 5.3 shall comply with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv) with regard to the requirements for reimbursements, to the extent applicable, for the period that such Employee’s indemnification right hereunder shall exist.

5.4    Information Required by Plan Administrator
The Plan Administrator shall obtain such data and information as deemed necessary or desirable in order to administer this Excess Benefit Plan. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Plan Administrator to be incorrect. Participants and other persons entitled to benefits under this Excess Benefit Plan also shall furnish the Plan Administrator with such evidence, data or information, as the Plan Administrator considers necessary or desirable to administer this Excess Benefit Plan.
5.5    Claims and Review Procedures
(a)    Claims Procedure. If a Participant believes any rights or benefits are being improperly denied under this Excess Benefit Plan, such Participant may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Excess Benefit Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 90 day period.) If such notification is not given within such period the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.
(b)    Review Procedure. Within 60 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or the Participant’s duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent Excess Benefit Plan provision. The decision on review shall be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim shall be considered denied.
(c)    Section 409A Requirements. Any claim for benefits under this Section must be made by the Participant no later than the time prescribed by Code section 409A. If a claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Code Section 409A.
ARTICLE VI. Modification and Discontinuance
6.1    Amendment and Termination
The Company reserves the right to modify, suspend, or terminate this Excess Benefit Plan at any time, in whole or in part, in such manner as it shall determine, provided that such action conforms to the requirements of Code section 409A. Included in the Company’s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional Participants under this Excess Benefit Plan, to cease benefit accruals, and to distribute all benefits upon Excess Benefit Plan termination, all subject to the requirements of Code section 409A. The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Article VI. However, in no event shall the Company have the right to eliminate or reduce any benefit, which has been vested or become forfeitable under this Excess Benefit Plan. o future amendment to this Excess Benefit Plan shall apply to Grandfathered Accruals to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Accruals unless such amendment expressly indicates otherwise.
6.2     Delegation of Authority
In addition to the other methods of amending MPC’s employee benefit plans, practices, and policies (hereinafter referred to as “MPC Employee Benefit Plans”) which have been authorized, or may in the future be authorized, by Marathon Petroleum’s Board of Directors, the Company’s Senior Vice President of Human Resources may approve the following types of amendments to MPC Employee Benefit Plans:
(a)    With the opinion of counsel, technical amendments required by applicable laws and regulations;
(b)     With the opinion of counsel, amendments that are clarifications of plan provisions;
(c)     Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for MPC Employee Benefit Plans, needed changes are specifically described in the definitive agreement, or if not specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

(d)    Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and
(e)    With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.
For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per MPC Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $500,000.
6.3     Transfer of Liabilities
In the event of a corporate transaction involving a Participant’s Employer, the liabilities with respect to the Participant’s Excess Benefit may be transferred to the entity or organization that becomes the Participant’s employer following the corporate transaction to the extent that such transfer (i) is permitted by applicable law, (ii) with respect to the 409A Accruals is consistent with Code section 409A, and (iii) with respect to Grandfathered Accruals, does not represent a material enhancement of the Participant’s benefits or rights available under the Excess Benefit Plan on October 3, 2004. For these purposes, a corporate transaction shall include, but not be limited to, a merger, consolidation, separation, reorganization, liquidation, split-up, or spin-off.
ARTICLE VII. General Provisions
7.1    Notices
Each Participant entitled to benefits under this Excess Benefit Plan must file in writing with the Plan Administrator such Participant’s post office address and each change of post office address. Any communication, statement or notice addressed to any such Participant at the last post office address filed with the Plan Administrator will be binding upon such person for all purposes of this Excess Benefit Plan, and the Plan Administrator shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given or filed with the Plan Administrator shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to Rodney P. Nichols, Senior Vice President of Human Resources, P. O. Box 1, Findlay, Ohio 45839-0001.
7.2    Employment Rights
This Excess Benefit Plan does not constitute a contract of employment, and participation in this Excess Benefit Plan will not give any Participant the right to be retained in the employ of the Company or any Employer nor any right or claim to any benefit under this Excess Benefit Plan, unless such right or claim has specifically accrued under the terms of this Excess Benefit Plan.

7.3    Interests Not Transferable
Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their Beneficiaries under this Excess Benefit Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered. Notwithstanding any provision of this Excess Benefit Plan to the contrary, this Excess Benefit Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits. The preceding shall not preclude the Employer from asserting any claim for damages or for any debt that the Employer may have with respect to the Participant; provided that any offset shall apply only where such debt is incurred in the ordinary course of the service relationship between the Employer and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
7.4    Facility of Payment
When a Participant entitled to benefits under this Excess Benefit Plan is under a legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage their financial affairs, the Plan Administrator may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Plan Administrator may direct the application of the benefits for the benefit of such Participant. Any payment made in accordance with such provisions of this Section 7.4 shall be a full and complete discharge of any liability for such payment.
7.5    Controlling State Law
To the extent not superseded by the laws of the United States, the laws of the State of Ohio shall be controlling in all matters relating to the Excess Benefit Plan.
7.6    Severability
In case any provisions of this Excess Benefit Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Excess Benefit Plan, and this Excess Benefit Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in this Excess Benefit Plan.
7.7    Statutory References
All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation, which amends, supplements or replaces such section or subsection.
7.8    Headings
Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

7.9    Non-taxable Benefits
It is the intention of the Company that this Excess Benefit Plan meet all requirements of the Code so that the benefits provided be non-taxable during the period of deferral and until actual distribution is made.
7.10    Affect on Other Benefit Plans
Any benefit payable under the Retirement Plan or the Thrift Plan shall be paid solely in accordance with the terms and provisions of those Plans, and nothing in this Excess Benefit Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan or Thrift Plan.

Appendix I
This Appendix I amends Section 3.1(b) of the Plan with respect to Donald C. Templin only. For the purpose of calculating Mr. Templin’s benefit under this Plan, Section 3.1(b) of the Plan shall be disregarded, and the following language shall be substituted:

(b)	Donald C. Templin shall be entitled to an additional Excess Retirement Benefit equal to the difference between (1) and (2) below.

(1)
An amount calculated under the Retirement Plan benefit formula as if Mr. Templin had 70 or more Points (as defined in Article 5 of the RMT Sub-Plan of the Marathon Petroleum Retirement Plan), without regard to any Code mandated limitations (including, but not limited to, the Defined Benefit Limitations) and including elected deferred compensation contributions as permitted under the Marathon Petroleum Deferred Compensation Plan or any similar plan maintained by the Employer.

(2)
An amount as normally determined under the Retirement Plan, plus any retirement benefit otherwise payable under this Excess Benefit Plan (i.e., exclusive of any benefits attributable to the calculation in Section 3.1(b)(1) above).

Appendix II
Benefit Calculation Example per Section 3.1(d)

Example 1: Lump sum interest rate at age 62 = lump sum interest rate at retirement (age 65)

Step 1:	Calculate lump sum benefit using the age 62 lump sum conversion factor based on interest rate in
	effect at retirement (1.00%).
Step 2:	Calculate lump sum benefit using the conversion factor for the actual age of retirement (65) based
	on the lump sum interest rate in effect at retirement (1.00%).
Step 3:	Difference = supplemental payment.

		Step 1	Step 2	Step 3
		Hypothetical lump sum benefit at age 62	Lump sum benefit at age 65	Supplemental Payment
	Annuity Payable	$30,000	$30,000
	Lump Sum Conversion Factor	224.23	197.06
	Lump Sum Benefit	$6,726,900	$5,911,800	$815,100

Example 2: Lump sum interest rate at age 62 > lump sum interest rate at retirement (age 65)

Step 1:	Calculate lump sum benefit using the age 62 lump sum conversion factor based on interest rate in
	effect at age 62 (1.50%)
Step 2:	Calculate lump sum benefit using the conversion factor for the actual age of retirement (65) based
	on the lump sum interest rate in effect at retirement (1.00%).
Step 3:	Difference = supplemental payment.

		Step 1	Step 2	Step 3
		Hypothetical lump sum benefit at age 62	Lump sum benefit at age 65	Supplemental Payment
	Annuity Payable	$30,000	$30,000
	Lump Sum Conversion Factor	211.62	197.06
	Lump Sum Benefit	$6,348,600	$5,911,800	$436,800

WHEREAS, Marathon Petroleum Company LP (the “Company”), a subsidiary of Marathon Petroleum Corporation (the “Corporation”), wishes to amend and restate the Marathon Petroleum Excess Benefit Plan for the benefit of certain of its employees as set forth herein; and

NOW, THEREFORE, the Plan is hereby adopted by the Company, effective October 29, 2014.

IN WITNESS WHEREOF, the Company has directed the Senior Vice President, Human Resources and Administrative Services of the Corporation to execute this document on its behalf.

MARATHON PETROLEUM COMPANY LP

/s/ Signature on File

By:	Rodney P. Nichols

Its:	Senior Vice President,
Human Resources and Administrative Services